The Lincoln National Life Insurance Company
Right to Purchase Benefits with Death Benefit Proceeds Rider
(Benefit Transfer Rider)
If this Benefit Transfer Rider ("BTR" or "Rider") is In Force on the Insured's date of death, the Beneficiary(ies) of this Policy may use any Death Benefit Proceeds payable to them from this Policy to purchase, without Evidence of Insurability, an amount of paid-up death benefit and paid-up long-term care benefit (collectively, "Rider Benefit") under the Beneficiary's own Eligible Policy as defined below.
Rider Benefit may also be purchased under this Rider, if the Insured under this Policy is a Beneficiary of an Eligible Policy as defined in this Rider.
This Rider is a part of the Policy to which it is attached (the “Policy”). This Rider takes effect on the Effective Date.   Except as provided below, this Rider is subject to the terms and conditions of the Policy.
30 Day Right to Examine This Rider   You may return this Rider for any reason to the insurance agent through whom it was purchased, to any other insurance agent of the Company, or to us at the Administrator Mailing Address shown on the cover of your Policy within 30 days after its receipt.  If returned, this Rider will be considered void from the Policy Date and we will refund directly to you the premium paid, if any, for benefits purchased under this Rider within 30 days of the return.
If you have purchased benefits under this Rider, we agree to provide the benefits described in this Rider for Qualified Long-Term Care Services received by the Insured in accordance with all the terms and conditions of this Rider and the Long-Term Care Benefits Rider. The Rider Death Benefit under this Rider, if any, will be included in the calculation of Death Benefit Proceeds under this Policy, as described in this Rider's "Death Benefit Proceeds" provision.
This Rider modifies certain terms in your Policy. READ YOUR POLICY, INCLUDING ALL RIDERS, ENDORSEMENTS AND AMENDMENTS, CAREFULLY AND IN THEIR ENTIRETY.
TAXATION   This Rider is intended to be a qualified long-term care insurance policy under Section 7702B(b) of the Internal Revenue Code, as amended.
NOTICE TO OWNER   This Rider may not cover all of the costs associated with long-term care incurred by the Insured during the period of coverage.  The Owner is advised to carefully review all Policy and Rider limitations. THIS RIDER IS NOT A MEDICARE SUPPLEMENT PRODUCT.
Renewability   This Rider is non-cancelable.  We cannot change any of the terms of this Rider on our own and cannot change the rates used to calculate the Rider LTC Benefit amounts shown in the Table of Guaranteed Purchase Values in the Policy Specifications. This Rider will remain In Force for as long as this Policy and the attached Long-Term Care Benefits Rider remain In Force, subject to the “Termination of Rider” provision.
Definitions
Effective Date   The Effective Date of this Rider is the Policy Date unless a later Effective Date is shown above.
Eligible Policy   Any policy that includes this Rider or any other rider issued by the Company that provides for purchasing, and allows the use of that policy's Death Benefit Proceeds to purchase, Rider Benefit or similar benefit, irrespective of any differences in how those benefits and/or such rider may be named.  The policy and rider must both be In Force to be considered an Eligible Policy.
Purchase Date   The date we approve a Beneficiary's Election to use Death Benefit Proceeds to purchase Rider Benefit or similar benefit under an Eligible Policy.
Rider Death Benefit   The amount of paid-up death benefit, if any, purchased under this Rider. Any Rider Death Benefit purchased under this Rider will be added to this Policy's Death Benefit Proceeds as described in the "Death Benefit Proceeds" provision in the "Effect of Rider on Policy" section below.
Rider Debt   The total amount of any outstanding loans against this Rider, including loan interest accrued but not yet charged.

Rider LTC Benefit   The amount of paid-up long-term care benefit, if any, purchased under this Rider.
Rider LTC Benefit Limit   The current amount of Rider LTC Benefit, if any, available under this Rider. The Rider LTC Benefit Limit equals the total amount of Rider LTC Benefit purchased under this Rider, minus the total amount of Rider LTC Benefit paid under this Rider, adjusted as described in this Rider's "Optional Inflation Protection" provision.
Rider Maximum Monthly LTC Benefit   The maximum amount of Rider LTC Benefit available each calendar month under this Rider if the Rider LTC Benefit Limit is greater than zero. The Rider Maximum Monthly LTC Benefit is equal to the Maximum Monthly LTC Benefit under the Long-Term Care Benefits Rider.
Eligibility to Purchase Rider Benefit
All of the following conditions must be met to purchase Rider Benefit under this Rider:
a.
The Insured under this Policy must be the Beneficiary of an Eligible Policy, and must make the Election to purchase Rider Benefit under this Rider at the time they make their Election of settlement option under such Eligible Policy.

b.	The Insured under this Policy must be no less than Attained Age 50 and no more than Attained Age 120 on the Purchase Date.
c.	The LTC Benefit Limit under the Long-Term Care Benefits Rider attached to this Policy must be greater than zero on the Purchase Date.
d.	The Insured under this Policy must be living on the Purchase Date.
Purchase Payment Provisions
Paid-Up Rider Benefit   If the conditions of the "Eligibility to Purchase Rider Benefit" provision are met, the Insured under this Policy may designate all or a portion of any Death Benefit Proceeds payable to them as Beneficiary of an Eligible Policy to be used as a single premium to purchase Rider Benefit under this Rider with no Evidence of Insurability.
The amount of Rider Death Benefit and Rider LTC Benefit purchased with every $1,000 of Death Benefit Proceeds is shown in the Table of Guaranteed Purchase Values in the Policy Specifications, and will not change.
Minimum and Maximum Purchase Payment Amounts   The amount of Death Benefit Proceeds that can be used to purchase Rider Benefit under this Rider may not be less than the Minimum Purchase Payment Amount shown in the Policy Specifications or more than the amount of Death Benefit Proceeds payable to the Beneficiary who is the Insured under this Policy. This maximum amount does not include any interest on Death Benefit Proceeds that may be payable.
If the Insured under this Policy is the Beneficiary on multiple Eligible Policies, there is no limit on the number of times Rider Benefit may be purchased under this Rider, as long as all of the terms and conditions of this Rider are met.
Surrender Value Provisions
Rider Surrender Value   The Rider Surrender Value is equal to (1) multiplied by (2), where:
(1)	is the Rider Surrender Value Factor shown in the Table of Rider Surrender Value Factors in the Policy Specifications; and
(2)	is the Rider Death Benefit, if any, divided by 1,000.
Full Surrender of Policy and Rider   If this Policy, including this Rider, are fully surrendered, the Surrender Value payable will equal the amount calculated under the Policy's "Surrender Provisions" plus the Rider Surrender Value, if any, on the date of surrender, less any Rider Debt.
Surrender of Rider Only   Upon Request, you may surrender this Rider and keep this Policy In Force. The amount payable upon surrender of this Rider will equal the Rider Surrender Value on the date of surrender, less any Rider Debt. Once you have surrendered this Rider, it cannot be reinstated.
Basis of Values   Rider Surrender Values are based on the mortality assumption shown in the Policy Specifications.  The values of this Rider are not less than the minimum required by law.  A detailed statement of the method used to determine Rider values has been filed with the Interstate Insurance Product Regulation Commission.

Loan Provisions
Rider Loans   If this Rider has Rider Surrender Value available, we will grant a loan against this Rider provided:
a.	a loan agreement is properly executed; and
b.	you make a satisfactory assignment of this Policy to us. The Rider Surrender Value of this Rider serves as the sole security for the loan.
The Minimum Rider Loan Amount is shown in the Policy Specifications. We reserve the right to modify this amount in the future.
Rider Loan Amount Available  The loan value under this Rider at any time is equal to:
a.	the then current Rider Surrender Value;
b.	minus any existing loan against this Rider; and
c.	minus accrued interest on any existing loan against this Rider.
Rider Loan Interest Rate Charged   Interest charged on loans against this Rider will be at an annual rate as shown in the Policy Specifications, payable in arrears.  Interest charged on a loan accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed to by you and us.  If you do not pay the interest when it is due, we will add the amount of interest to the loan.
Rider Loan Repayments   Rider Debt may be repaid at any time while the Policy and this Rider are In Force.  Any loan repayment must be equal to or greater than the lesser of (a) the Minimum Rider Loan Repayment Amount shown in the Policy Specifications; or (b) the amount of the outstanding Rider Debt.
Any Rider LTC Benefit paid under this Rider will be first used to repay a portion of any outstanding Rider Debt under this Rider, as described in the "Reduction of Rider LTC Benefit Payments Due to Debt" provision.
Rider LTC Benefit Provisions
Rider LTC Benefit   Subject to the terms and conditions of this Rider and the Long-Term Care Benefits Rider, we will pay an amount not to exceed the Rider Maximum Monthly LTC Benefit no less frequently than once each calendar month until the Rider LTC Benefit Limit equals zero:
a.	to reimburse costs incurred and actually paid by the Insured for any Covered Service or combination of Covered Services; and/or
b.	to pay the Flexible Care Cash benefit described in the Long-Term Care Benefits Rider's “Flexible Care Cash Benefits” provision, if available under the terms of the Long-Term Care Benefits Rider.
Any Rider LTC Benefit paid in a calendar month will reduce that month's Rider Maximum Monthly LTC Benefit and the Rider LTC Benefit Limit dollar for dollar.
In any calendar month in which you are eligible to receive benefits under this Rider, the maximum amount available is equal to the least of:
a.
an amount equal to (1) plus (2), where:
(1) is the sum of costs incurred and actually paid by the Insured for Covered Services for the calendar month which have not already been reimbursed by us; and
(2) is the daily Flexible Care Cash amount payable, as described in the Long-Term Care Benefits Rider's “Flexible Care Cash Benefits” provision, multiplied by the number of days in the calendar month in which Flexible Care Cash was received;

b.	the amount you Request;
c.	the Rider Maximum Monthly LTC Benefit; or
d.	the Rider LTC Benefit Limit.

While the terms and conditions of this Rider and the Long-Term Care Benefits Rider are met, Rider LTC Benefit will be paid under this Rider for as long as the Rider LTC Benefit Limit is greater than zero and this Rider remains In Force. This does not apply to Rider LTC Benefit, if any, received under the "Rider LTC Benefit After Lapse" or "Rider LTC Nonforfeiture Benefit" provisions.
Benefits for Flexible Care Cash and/or Covered Services under this Rider, if any, and under the Long-Term Care Benefits Rider will be paid in the order described in the "Order of LTC Benefit Payments" provision in the "Effect of Rider on Policy" section below.
Optional Inflation Protection If the Long-Term Care Benefits Rider attached to this Policy is issued with the right to purchase Optional Inflation Protection, every annual Option Inflation Protection increase purchased by you will be factored into the calculation of the Rider LTC Benefit Limit, if any, under this Rider, as long as the Rider LTC Benefit Limit is greater than zero and this Rider remains In Force.
Impact of Rider LTC Benefit Payments on Rider Death Benefit   While the Rider Death Benefit is greater than zero, benefit payments under this Rider for Flexible Care Cash and/or any Covered Service or combination of Covered Services (other than Caregiver Training) will reduce the Rider Death Benefit dollar for dollar.
Reduction of Rider LTC Benefit Payments Due to Debt   A benefit paid under this Rider will be first used to repay a portion of any outstanding Rider Debt under this Rider.
The portion to be repaid will equal the sum of (1) divided by (2), then multiplied by (3), where:
(1)	is the amount of Rider Debt;
(2)	is the Rider Death Benefit immediately prior to the Rider LTC Benefit payment; and
(3)	is the amount of the Rider LTC Benefit payment prior to the reduction to repay Rider Debt.
Rider LTC Benefit After Lapse    If the Policy Lapses and benefits under the Long-Term Care Benefits Rider become payable under that rider's "Benefits After Lapse" provision, we will continue to reimburse costs incurred for such services under this Rider subject to the terms and conditions of this Rider and the Long-Term Care Benefits Rider if the confinement began while this Rider and the Long-Term Care Benefits Rider were In Force and continues without interruption after the Policy and this Rider terminate.
The amount of Rider LTC Benefit After Lapse, if any, will be an amount equal to (1) minus (2), where:
(1)	is the Rider LTC Benefit Limit, if any, on the date of Lapse; and
(2)	is the Rider Death Benefit, if any, on the date of Lapse.
The Rider LTC Benefit After Lapse amount is not subject to inflation protection increases.
Benefits under this provision, if any, will continue to be paid subject to the terms and conditions of this Rider and the Long-Term Care Benefits Rider until the earliest of:
a.	the date the Insured is discharged from the Nursing Home or Assisted Living Facility, as applicable;
b.	the date the Rider LTC Benefit After Lapse amount, if any, has been reduced to zero; or
c.	the date the Insured dies.
The following conditions must be met for benefits under this provision to become effective:
a.	Benefits under the Long-Term Care Benefits Rider's "Benefits After Lapse" provision must no longer be in effect; and
b.	the Insured’s confinement to a Nursing Home or Assisted Living Facility must continue without interruption after the date of Lapse.
Rider LTC Nonforfeiture Benefit   Subject to the terms and conditions of this Rider and the Long-Term Care Benefits Rider and the limitations and conditions outlined below, this provision will cover eligible claims for Flexible Care Cash and/or Covered Services up to the Rider LTC Nonforfeiture Benefit Limit described below which begin at any time after this Rider has terminated for any reason, including surrender of this Rider or full surrender of this Policy.

The Rider LTC Nonforfeiture Benefit, if any, under this provision will continue until the earlier of:
a.	the death of the Insured; or
b.	the date the Rider LTC Nonforfeiture Benefit Limit, if any, has been reduced to zero.
The Rider LTC Nonforfeiture Benefit Limit will be an amount equal to (1) minus (2), then minus (3), where:
(1)	is the Rider LTC Benefit Limit, if any, as of the date this Rider terminates;
(2)	is the Rider Death Benefit, if any, on the date this Rider terminates; and
(3)	is the sum of any benefits paid under the "Rider LTC Benefit After Lapse” provision.
The Rider Maximum Monthly LTC Nonforfeiture Benefit, if any, will be an amount equal to the Rider Maximum Monthly LTC Benefit, if any, as of the date this Rider terminates, and will not change.
The Rider LTC Nonforfeiture Benefit Limit and the Rider Maximum Monthly LTC Nonforfeiture Benefit are not subject to inflation protection increases.
The following conditions must be met in the order listed below for benefits under this provision to become effective:
a.	Benefits under the Long-Term Care Benefits Rider's "Benefits After Lapse" provision, if applicable, must no longer be in effect; then
b.	benefits under the "Rider LTC Benefit After Lapse" provision, if applicable, must no longer be in effect; then
c.	payments under the Long-Term Care Benefits Rider's "Nonforfeiture Benefit" provision must have reduced that rider's LTC Nonforfeiture Benefit Limit to zero.
Effect of Rider on Policy Provisions
The Rider Death Benefit, Rider LTC Benefit and Rider LTC Benefit payments under this Rider, if any, and Rider Surrender Value under this Rider, if any, are not included in the calculation of any benefits, values, premiums, charges, Monthly Deduction, grace period, no-lapse values, or loans under this Policy, other than as described below.
Death Benefit Proceeds   If the Insured under this Policy dies while the Policy and this Rider are In Force and upon Notice of Claim, we will pay Death Benefit Proceeds equal to the greatest of a., b. or c. below,  plus the Rider Death Benefit, if any, on the Insured's date of death, less any Rider Debt, where:
a.	is the Specified Amount on the date of the Insured’s death, less any Debt; or
b.
is an amount equal to the Accumulation Value on the date of the Insured’s death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Debt; or

c.	is the Residual Death Benefit described in the Long-Term Care Benefits Rider, if that Rider is In Force on the date of the Insured’s death.
Availability of Death Benefit Proceeds   If the Insured under this Policy dies while receiving benefits under this Rider, we reserve the right to withhold payment of any Death Benefit Proceeds that would otherwise be payable until we have verified that we have received all remaining claims for Flexible Care Cash and/or Covered Services under this Rider and under the Long-Term Care Benefits Rider. Any Death Benefit Proceeds paid will include interest as provided under the Policy.
Order of LTC Benefit Payments   While this Rider and the Long-Term Care Benefits Rider are In Force and this Rider's Rider LTC Benefit Limit is greater than zero, benefits for Flexible Care Cash and/or Covered Services will be paid in the following order:
a.	Benefits are paid under the Long-Term Care Benefits Rider until both of the following are reduced to zero: i. the Policy's Specified Amount; and ii. the Policy's Accumulation Value; then
b.	Rider LTC Benefit under this Rider, if any, is paid as long as the Rider Death Benefit, if any, is greater than zero; then
c.	benefits are paid under the Long-Term Care Benefits Rider until that rider's LTC Benefit Limit is reduced to zero; then
d.	Rider LTC Benefit under this Rider, if any, is paid until the Rider LTC Benefit Limit, if any, is reduced to zero.

Suicide   If at any time this Rider was attached to this Policy, and the Insured commits suicide, whether sane or insane, within 2 years from the Policy's Date of Issue, the Death Benefit Proceeds will be the amount described in the Long-Term Care Benefits Rider's “Suicide” provision, plus the amount of Rider Death Benefit, if any, less any Rider Debt, less the amount of any payments made for Flexible Care Cash and/or Covered Services under this Rider.
Effect of Policy on Rider Provisions
The Rider Death Benefit and Rider Surrender Value, if any, are not impacted by increases or decreases to this Policy's Specified Amount, or partial surrenders (withdrawals) under this Policy. The Rider LTC Benefit, if any, is not impacted by benefits paid under the Long-Term Care Benefits Rider, or increases or decreases to this Policy's Specified Amount.
General Rider Information
Date of Coverage   The effective date of coverage for each purchase of Rider Benefit under this Rider will be the Purchase Date, provided the Insured under this Policy is living on such day.
Termination of Rider  This Rider and all rights provided under it terminate upon the earliest of the following:
a.	the date we receive your Request to return this Policy, the Long-Term Care Benefits Rider, or this Rider under the “30 Day Right to Examine” provision;
b.	the date we receive your Request to terminate this Rider or the Long-Term Care Benefits Rider, including your Request to surrender this Rider;
c.	the Valuation Day on or next following the date we receive your Request to terminate this Policy;
d.	the date this Policy Lapses; or
e.	the date the Insured under this Policy dies, which will cause the Death Benefit Proceeds to become payable under the Policy and this Rider.
Misstatement of Age or Sex   If the date of birth or the sex of the Insured is misstated, Rider benefits will be those that the Purchase Payments paid would have purchased at the correct Issue Age and sex.
Incontestability   The Rider Death Benefit and Rider LTC Benefit, if any, are incontestable.
Reinstatement of Rider   If the Policy to which this Rider is attached and the Long-Term Care Benefits Rider are reinstated, this Rider will likewise be reinstated if this Rider was In Force on the date of Lapse and either of the following apply:
a.	No Rider Benefit had been purchased under this Rider prior to the date of Lapse; or
b.	the total amount of Rider Benefit purchased under this Rider was reduced to zero prior to the date of Lapse as a result of payments of Rider LTC Benefit under this Rider.
This Rider will not be reinstated if either or both of the following occurred at the time of Lapse or termination:
a.	You received payment of Rider Surrender Value; or
b.	benefits were established under this Rider's "Rider LTC Nonforfeiture Benefit" provision.
Conformity with Interstate Insurance Product Regulation Commission Standards   This Rider was approved under the authority of the Interstate Insurance Product Regulation Commission (“the Commission”) and issued under the Commission Standards. Any provision of this Rider that is in conflict with the applicable Commission Standards for this product type, which were in effect on the date of Commission approval of this Rider, is hereby amended to conform to the applicable Commission Standards which were in effect on the date of Commission approval.

The Lincoln National Life Insurance Company

President